Exhibit 10.11

July 2, 2018

Mr. Anup Singh

Dear Anup:

This letter (the “Agreement”) confirms the agreement between you and Anaplan, Inc. (the “Company”) regarding the terms described below.

1. Resignation Date. Your employment with the Company terminated on July 2, 2018 (the “Resignation Date”).

2. Effective Date and Revocation. You have up to 21 days after the date hereof to review this Agreement. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. All Earnings Paid To You. You acknowledge that the Company has paid you all of your salary, vacation and all other compensation earned by you through the Resignation Date. You acknowledge that, prior to execution of this Agreement, you were not entitled to receive any additional money from the Company pursuant to any agreement, plan or policy with the Company, including, without limitation, pursuant to the Confirmatory Employment Letter that you entered into with the Company in June 2018 (the “Employment Letter”) or the Change in Control and Severance Agreement that you entered into with the Company in June 2018 (the “CIC Agreement”). You further acknowledge that the only rights or benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Consulting Agreement. The Company and you have agreed to enter into the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”), to be effective commencing on July 3, 2018, providing that you will consult on a full-time bases to the Company.

5. Letter of Resignation. You shall submit a letter of resignation in the form attached hereto as Exhibit B (the “Letter of Resignation”), resigning your positions with the Company.

Mr. Anup Singh

July 2, 2018

6. Severance Payments and COBRA Benefits. Subject to your continued compliance with all of your obligations contained herein (including your timely execution and non-revocation of this Agreement), the obligations set forth in the Employment Letter and the Proprietary Information and Inventions Agreement, which you signed on June 9, 2017 (the “PIIA”) (all such obligations, the “Continuing Obligations”), the Company will provide you with the following severance payments and benefits: (i) a one-time lump-sum payment equal to $50,000, less applicable withholdings, with such payment being paid within 60 days after your Resignation Date; and (ii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company will pay the same portion of the monthly premium as it pays for active employees until the earliest of (a) November 30, 2018, (b) the expiration or your continuation coverage under COBRA, or (c) the date on which you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; provided, that, if necessary to avoid adverse tax consequences (including, without limitation, in order to comply with the Patient Protection and Affordable Care Act and any rules or regulations issued thereunder), the Company may elect to (x) provide for the modification or substitution of such benefit, or (y) treat such monthly premium payments as taxable compensation income to you, in each case less all applicable withholding taxes.

7. Stock Option and Promissory Note.

a. Background. Pursuant to a Notice of Stock Option Grant and Stock Option Agreement (such notice and agreement, the “Option Agreement”), the Company granted you an option on July 31, 2017, to purchase 900,000 shares of the Company’s common stock (the “Option”) under the Anaplan, Inc. 2012 Stock Plan (the “Plan”). In September 2017, you purchased 170,000 of the shares subject to the Option (the “Purchased Shares”) at a purchase price of $5.79 per share, by delivery of a full-recourse promissory note, dated as of September 28, 2017 (the “2017 Note”) and a related stock pledge agreement (the “2017 Pledge Agreement”). Following your acquisition of the Purchased Shares you were left with 830,000 shares of the Company’s common stock subject to the Option.

b. Partial Vesting and Cancellation. Subject to your continued compliance with the Continuing Obligations and your obligations under the Consulting Agreement, the Company will cause you to be vested in all 170,000 of the Purchased Shares and an additional 55,000 shares subject to the Option, effective as of November 2, 2018. Notwithstanding anything to the contrary in the Option Agreement, you hereby acknowledge that the remaining unvested portion of the Option (i.e., the 675,000 unvested shares) shall hereby be forfeited by you for no consideration, effective as of the Resignation Date. Except as otherwise provided herein, the Option Agreement will remain in full force and effect, and you agree to remain bound by the Plan, that agreement (and any exercise agreement you executed in connection with the acquisition of the Purchased Shares). For purposes of this Section 7.b., you will be treated as having satisfied your continuing obligations under the Consulting Agreement if the Company were to terminate the Consulting Agreement prior to November 2, 2018, unless, in connection with such termination, the Company has determined that you have failed to perform your duties thereunder to its reasonable satisfaction.

Mr. Anup Singh

July 2, 2018

c. Promissory Note Outstanding. Subject to any earlier repayment required upon the occurrence of an event of acceleration, as set forth in the 2017 Note, the entire remaining unpaid principal sum and accrued interest under the 2017 Note shall become due and payable by you on September 28, 2021. Without limiting the foregoing and notwithstanding anything in the 2017 Note or the 2017 Pledge Agreement to the contrary, in the event you sell or transfer any of the Purchased Shares prior to your repayment of the entire unpaid principal sum and accrued interest under the 2017 Note, you shall, as a result of such sale or transfer, repay to the Company, within 30 days following such transfer or sale, an amount equal to the product of: (i) the aggregate outstanding principal and interest under the 2017 Note as of the date of such sale or transfer, multiplied by (ii) the Applicable Fraction (as defined below), which amount shall be applied towards the satisfaction of the outstanding principal sum and accrued interest of the 2017 Note; provided, that, any such repayment by you to the Company shall not relieve you of your obligation to repay any remaining unpaid principal sum and accrued interest remaining under the 2017 Note after taking into account the amount of any proceeds repaid by you to the Company. For these purposes, the Applicable Fraction shall be a fraction having a numerator equal to the number of the Purchased Shares that you sell or transfer at the applicable time, and a denominator equal to the total number of the Purchased Shares you beneficially owned immediately prior to such sale or transfer.

8. Restricted Stock Units. On July 31, 2017, the Company granted you 150,000 restricted stock units (the “Initial RSUs”) under the Plan, pursuant to a Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, which was subsequently amended (such notice and agreement, as amended, the “Initial RSU Agreement”). On September 20, 2017, the Company granted you 24,202 restricted stock units (the “Additional RSUs”) under the Plan, pursuant to a Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, which was subsequently amended (such notice and agreement, as amended, the “Additional RSU Agreement”). Subject to your continuing compliance with the Continuing Obligations and your obligations under the Consulting Agreement, the Company will treat you as having satisfied the time-based requirement with respect to 37,500 of the Initial RSUs and 6,050 of the Additional RSUs, effective as of November 2, 2018. Notwithstanding anything to the contrary in the Initial RSU Agreement or the Additional RSU Agreement, you hereby acknowledge that the remaining 112,500 Initial RSUs and the remaining 18,152 Additional RSUs shall hereby be forfeited by you for no consideration, effective as of the Resignation Date. Except as otherwise provided herein, the Initial RSU Agreement and the Additional RSU Agreement will each remain in full force and effect, and you agree to remain bound by the Plan and those agreements, as applicable. For purposes of this Section 8, you will be treated as having satisfied your continuing obligations under the Consulting Agreement if the Company were to terminate the Consulting Agreement prior to November 2, 2018, unless, in connection with such termination, the Company has determined that you have failed to perform your duties thereunder to its reasonable satisfaction.

Mr. Anup Singh

July 2, 2018

9. Release of All Claims. In consideration for receiving the severance pay and COBRA premium payments set forth in Section 6 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

10. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

12. Other Agreements. At all times in the future, you will remain bound by the PIIA and all other Continuing Obligations, whether set forth in the Employment Letter or otherwise. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. Notwithstanding the foregoing, (i) the indemnification obligations of the Company in Section 10 of the Employment Letter, (ii) your rights to coverage under any D&O insurance maintained by the Company, and (ii) except as modified pursuant to Section 6 and Section 7 of this Agreement, the Option Agreement, the 2017 Note, the 2017 Pledge Agreement, the Initial RSU Agreement and the Additional RSU Agreement (all such agreements, the “Stock Related Agreements”) shall survive this Agreement and you will remain bound by and entitled to the benefits of the terms set forth in such indemnification obligations and the Stock Related Agreements. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

Mr. Anup Singh

July 2, 2018

13. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

14. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement. The Company agrees that its executives officers will not disclose the existence or terms of this Agreement, except that the executive officers may disclose such information to the Board, the Company’s legal, tax and other professional advisors, and any of the parties involved with the preparation and submission of a registration statement on behalf of the Company and the related public offering of its Common Stock, including without limitation the submission of a Form S-1 Registration Statement (or any amendment thereto) in connection with the Company’s anticipated initial public offering, and the executive officers may also disclose such information as necessary to comply with any applicable law in the reasonable judgment of the Company.

15. Reference Checks. The Company will respond to reference checks for you pursuant to its policy, that is, it will provide only your dates of employment, position held and compensation level, and you hereby consent to the release of that information. You agree to direct all potential employers that request references for you to contact the Company’s Human Resources Department only. The Company further agrees that any statement, press release or similar message or communication to any third party that it makes, or is made by any officer or board member of the Company, relating to your employment shall contain and be limited to the following: “Anup resigned for personal reasons.” Notwithstanding anything to the contrary herein, the response that the Company’s Human Resources Department shall make to any reference checks from any potential future employers (in accordance with this Section 15) may include the message in the foregoing sentence.

16. Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. You agree that any statement or communication that you make to any party, other than your spouse or attorney, regarding your resignation from the Company shall be limited to the following: “I resigned from Anaplan for personal reasons.” The Company agrees that its executive officers will never make any negative or disparaging statement (orally or in writing) about you to any party outside of the Company, except as required by law. Notwithstanding anything to the contrary in Sections 15 or 16 of this Agreement, the Company may make truthful statements to any of the parties involved with the preparation and submission of a registration statement on behalf of the Company and the related public offering of its Common Stock, including without limitation the submission of a Form S-1 Registration Statement (or any amendment thereto) in connection with the Company’s anticipated initial public offering.

Mr. Anup Singh

July 2, 2018

17. Transition Period. In connection with your obligations under the Consulting Agreement, you hereby agree that you may not seek or commence any employment or consulting position with any other entity, person or business prior to November 1, 2018. In addition, you further agree that prior to January 1, 2019, you will not announce or commence employment with any entity without the Company’s prior, written consent. Without limiting the foregoing, the Company agrees that you may seek and accept employment after November 1, 2018.

18. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

19. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).

20. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Mr. Anup Singh

July 2, 2018

Please indicate your agreement with the above terms by signing below.

Very truly yours,

ANAPLAN, INC.

By:	/s/ Frank Calderoni
Frank Calderoni
Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement and have had an opportunity to consult with an attorney of my own choosing (at my own expense), and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Anup Singh
Signature of Anup Singh

Dated: July 2, 2018

Attachments

Exhibit A: Consulting Agreement

Exhibit B: Letter of Resignation

EXHIBIT A

[Consulting Agreement]

CONSULTING AGREEMENT

Effective as of July 3, 2018 (the “Effective Date”), Anup Singh (“Consultant”) and Anaplan, Inc. (“Company”) agree as follows:

1. Services; Payment; No Violation of Rights or Obligations. For the four (4) month period commencing on the Effective Date, Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant as (and only as) expressly stated in Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services, or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the

Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services (i) and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any services for any other party prior to November 2, 2018.

d. To the extent allowed by law, Section 2.a and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranties and Other Obligations.

a. General. Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

b. Communication by Consultant; Off-Site. In connection with the performance of the Services, Consultant represents, warrants and covenants that: (i) Consultant shall only communicate with Company’s Chief Executive Officer or any other person designated in writing by Company’s Chief Executive Officer or its Chief People Officer; (ii) Consultant shall perform the Services from Consultant’s home or similar location; and (iii) Consultant shall be restricted from performing the Services at or otherwise visiting Company’s premises, unless authorized in writing by Company’s Chief Executive Officer or its Chief People Officer.

4. Termination. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon ten (10) days’ notice, unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon fifteen (15) days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant. Notwithstanding anything to the contrary herein or in the Separation Agreement (as defined below), if Company were to terminate this Agreement prior to November 2, 2018 for any reason other than upon a determination by Company that Consultant failed to perform his duties hereunder to Company’s reasonable satisfaction, Consultant shall be permitted to seek or commence employment with another entity after such termination, provided that Consultant shall not announce such employment prior to January 1, 2019, without the Company’s prior written consent.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Except as required by law, Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant relating to the performance of the Services under this Agreement.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

7. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

8. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof. Notwithstanding the foregoing or anything to the contrary herein, the parties hereto agree that: (i) the separation agreement between Consultant and Company, dated as of July 2, 2018 (the “Separation Agreement”) (and, to the extent applicable, the agreements referenced therein) shall survive this Agreement and Consultant will remain bound by the obligations and entitled to the benefits set forth therein; (ii) the PIIA (as defined in the Separation Agreement) shall survive this Agreement; and (iii) if Consultant fails to timely enter into or revokes the Separation Agreement, then this Agreement shall be deemed void ab initio and shall have no further force or effect.

9. Arbitration. Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law. The prevailing party will be entitled to receive from the non-prevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Consultant hereby consents to the arbitration in the State of California in the county of San Francisco.

NOTICE: This agreement does not affect any immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

/s/ Anup Singh	/s/ Frank Calderoni
(Consultant)	(Company)

By: Anup Singh	Frank Calderoni
President and CEO
625 2nd Street, Suite 101
San Francisco, CA 94107

EXHIBIT A

SERVICES

Consultant shall serve on a full-time, exclusive basis and shall perform all reasonable services requested by Company reasonably related financial and accounting matters of the Company, including without limitation: (i) the transition of Consultant’s duties to a new Chief Financial Officer; and (ii) the preparation and submission of a Form S-1 Registration Statement (or any amendment thereto) in connection with Company’s anticipated initial public offering. All consulting services shall be provided off the Company’s premises and you shall not enter the Company’s premises without the prior written approval of Marilyn Miller, the Company’s Chief People Officer (“Miller”). You shall receive consulting assignments and communicate only with employees of the Company specifically designed by the Company’s CEO or Miller.

FEES/EXPENSES

As consideration for the Services hereunder and Consultant’s continuing satisfaction of the Continuing Obligations (as defined in the Separation Agreement), Company shall pay Consultant a flat fee of $25,000 per month (less any applicable withholding taxes) through November 2, 2018, for the performance of Services hereunder, which shall be payable within 15 days following the end of the month to which the payment relates. For any partial calendar month, the fee shall be prorated based on the number of days in which Consultant performed Services pursuant to this Agreement. For purposes of the payment of the fees pursuant to this Exhibit A, Consultant will be treated as having performed the Services through November 2, 2018, if Company were to terminate this Agreement prior to November 2, 2018, unless, in connection with such termination, Company has determined that Consultant has failed to perform his duties hereunder to Company’s reasonable satisfaction.

EXHIBIT B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

[Letter of Resignation]

July 2, 2018

To the Board of Directors of Anaplan, Inc.:

I hereby resign as Executive Vice President and Chief Financial Officer of Anaplan, Inc. (the “Company”) effective as of July 2, 2018.

My resignation is solely for personal reasons and is not for any reason related to the Company or its financial statements.

Very truly yours,

/s/ Anup Singh

Anup Singh